Exhibit 3.7 & 4.6

CERTIFICATE OF DESIGNATION
6.70% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES 6
     RESOLVED, that pursuant to the authority vested in the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation (the “Corporation”), by Article IV of the Restated Certificate of Incorporation, as amended, of the Corporation and in the Finance Committee of the Board of Directors by delegated authority, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated 6.70% Noncumulative Perpetual Preferred Stock, Series 6, to consist of 65,000 shares (the “Series 6 Preferred Stock”), par value $1.00 per share, the preferences, relative and other rights, and qualifications, limitations or restrictions of which shall be (in addition to those set forth in the Corporation’s Restated Articles of Incorporation, as amended) as follows:
     Section 1. Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series 6 Preferred Stock at the time outstanding will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series 6 Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, liquidating distributions in the amount of $1,000 per share, plus any dividends declared thereon and not yet paid prior to the date of liquidation.
     After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the preceding paragraph, the holders of Series 6 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series 6 Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series 6 Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series 6 Preferred Stock and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise respectively would be entitled.
     For the purposes of this Section 1, the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

     Section 2. Dividends.
     (a) Payment of Dividends. Holders of Series 6 Preferred Stock shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends at an annual rate of 6.70% of the $1,000 liquidation preference per share (equivalent to $67.00 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly on March 30, June 30, September 30 and December 30 of each year, or, if any such day is not a Business Day (as defined herein), on the preceding Business Day (each such date, “Dividend Payment Date”). Each authorized and declared dividend shall be payable to holders of record of the Series 6 Preferred Stock as they appear on the stock books of the Corporation at the close of business on such record date, not more than 45 calendar days nor less than 10 calendar days preceding the Dividend Payment Date therefor, as may be determined by the Board of Directors (each such date, a “Record Date”); provided, however, that if the date fixed for redemption of any of the Series 6 Preferred Stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a “Dividend Period”) shall commence on and include the first day, and shall end on and include the last day, of the quarterly period in which the corresponding Dividend Payment Date occurs.
     The amount of dividends payable for the first Dividend Period and for any other Dividend Period which, as to any share of Series 6 Preferred Stock determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.
     Holders of the Series 6 Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series 6 Preferred Stock authorized and declared by the Board of Directors that may be unpaid.
     (b) Dividends Noncumulative. The right of holders of Series 6 Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series 6 Preferred Stock shall have no right to receive a dividend in respect of such Dividend Period and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any prior or subsequent Dividend Period.
     (c) Priority as to Dividends; Limitations on Dividends on Junior Equity. If full dividends on the Series 6 Preferred Stock for a completed Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends or distributions shall be authorized, declared or paid or set aside for payment (other than as provided in the second paragraph of this Section 2(c)) during the next subsequent Dividend Period with respect to the Common Stock or any other stock of the Corporation ranking junior to the Series 6 Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Stock, “Junior Equity”) or any stock on parity with the Series 6 Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Stock”), nor shall any Junior Equity or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Equity), until such time as dividends on all outstanding Series 6 Preferred Stock for at least four consecutive Dividend Periods have been paid in full.
     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series 6 Preferred Stock, all dividends declared on the Series 6 Preferred Stock and any other series ranking on a parity as to dividends with the Series 6 Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series 6 Preferred Stock and each such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for such Dividend Period, per share of Series 6 Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on the stock of each other series ranking on a parity as to dividends with the Series 6 Preferred Stock bear to each other.
     (d) So long as any shares of Series 6 Preferred Stock are outstanding, the Corporation shall not authorize or issue any class or series of stock with a preference as to payment of distributions or amounts upon liquidation, dissolution or winding up that is senior in right to the preferences of the Series 6 Preferred Stock as to payment of distributions or amounts upon liquidation, dissolution or winding up.
     (e) Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.
     Section 3. Optional Redemption. The Series 6 Preferred Stock will not be redeemable prior to February 3, 2009. On or after February 3, 2009, the Series 6 Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time, at a cash redemption price equal to the sum of the liquidation preference thereof plus the amount of the declared and unpaid dividends thereon from the beginning of the Dividend Period in which the redemption occurs to the date of redemption.
     In the event that fewer than all the outstanding shares of Series 6 Preferred Stock are to be redeemed, the number of shares of Series 6 Preferred Stock to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the shares of Series 6 Preferred Stock are then listed.

     Unless full dividends on the Series 6 Preferred Stock in respect of the most recently completed Dividend Period have been or contemporaneously are declared and paid or full dividends have been declared and a sum sufficient for the payment thereof has been set apart for payment in respect of the most recently completed Dividend Period, no Series 6 Preferred Stock shall be redeemed unless all outstanding shares of Series 6 Preferred Stock are redeemed and the Corporation shall not purchase or otherwise acquire any Series 6 Preferred Stock; provided, however, that the Corporation may purchase or acquire Series 6 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 6 Preferred Stock.
     The Corporation will give notice of redemption of the Series 6 Preferred Stock by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days’ prior to the redemption date. A failure to give such notice or any defect in the notice or in the Corporation’s mailing will not affect the validity of the proceedings for the given redemption of any Series 6 Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and (iii) the number of shares of Series 6 Preferred Stock to be redeemed.
     A notice by the Corporation pursuant to this Section 3 shall be sufficiently given if in writing and mailed, first class postage prepaid, to each record holder of Series 6 Preferred Stock at the holder’s address as it appears in the records of the Corporation’s transfer agent. In any case where notice is given by mail, neither the failure to mail such notice nor any defect in the notice to any particular holder shall affect the sufficiency of such notice, to any other holder. Any notice mailed to a holder in the manner described above shall be deemed given on the date mailed, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the number of Series 6 Preferred Stock to be redeemed, (iii) the redemption price and (iv) the manner in which holders of Series 6 Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares.
     Any shares of Series 6 Preferred Stock that are duly called for redemption pursuant to this Section 3 shall no longer be deemed to be outstanding for any purpose from and after that time that the Corporation shall have irrevocably deposited with the paying agent identified in the notice of redemption funds in an amount equal to the aggregate redemption price. From and after that time, the holders of the Series 6 Preferred Stock so called for redemption shall have no further rights as stockholders of the Corporation and in lieu thereof shall have only the right to receive the redemption price, without interest.
     Series 6 Preferred Stock redeemed pursuant to this Section 3 or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series 6 Preferred Stock.

     Section 4. Voting Rights.
     (a) General. Except as expressly provided in this Section 4 and as required by law, holders of Series 6 Preferred Stock shall have no voting rights. When the holders of Series 6 Preferred Stock are entitled to vote as a separate series, each Series 6 Preferred Stock will be entitled to 40 votes and may designate up to 40 proxies, with each such proxy having the right to vote a whole number of votes, totaling 40 votes per share of Series 6 Preferred Stock. When the holders of Series 6 Preferred Stock are entitled to vote together as a class with any other capital stock of the Corporation, each share of Series 6 Preferred Stock will be entitled to one vote.
     (b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation’s stockholders for the election of directors, the Corporation has failed to pay or declare and set aside for payment all scheduled dividends during any six Dividend Periods (whether or not consecutive) on the Series 6 Preferred Stock, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (if not already increased by two due to failure to pay or declare and set aside dividends on any series of Preferred Stock), and the holders of the Series 6 Preferred Stock, voting separately as a class with all other series of Preferred Stock then entitled by the terms of such Preferred Stock to vote for additional directors, will be entitled to elect such two additional directors to serve on the Corporation’s Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock (a “Preferred Director”) shall continue to serve as such director until the payment of all dividends on the Preferred Stock for at least four consecutive Dividend Periods, including the Series 6 Preferred Stock. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series 6 Preferred Stock entitled to vote, voting separately as a class with all other holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation’s stockholders, or of the holders of the Series 6 Preferred Stock and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series 6 Preferred Stock shall not have been paid for the preceding quarterly Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by any instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series 6 Preferred Stock entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.
     (c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding voting power of each series of Preferred Stock of the Corporation, including the Series 6 Preferred Stock, will be required (i) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of Preferred Stock of the Corporation other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation’s Restated Certificate of Incorporation (including the terms of the Series 6 Preferred Stock), including by consolidation or merger, so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Corporation; provided, however, that if such amendment shall not adversely affect all series of Preferred Stock of the Corporation, such amendment need only be approved by at least 67% of the voting power of each series of Preferred Stock adversely affected thereby. Notwithstanding the foregoing, an alteration or change to the provisions of the Corporation’s Restated Certificate of Incorporation shall not be deemed to affect the voting powers, preferences or special rights of the holders of the Series 6 Preferred Stock, provided that: (x) the Series 6 Preferred Stock remain outstanding with the terms thereof unchanged; or (y) the Series 6 Preferred Stock are converted in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series 6 Preferred Stock set forth herein. Additionally, an increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or an increase in the amount of authorized shares of any such series, in each case ranking on a parity with or junior to the Series 6 Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the holders of the Series 6 Preferred Stock.
     Section 5. Independent Directors.
     (a) Number; Definition. As long as any Series 6 Preferred Stock are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or (ii) a Preferred Director.
     (b) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series 6 Preferred Stock. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series 6 Preferred Stock, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.
     Section 6. No Conversion Rights. The holders of Series 6 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.
     Section 7. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series 6 Preferred Stock.

     Section 8. Preemptive or Subscription Rights. No holder of Series 6 Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.
     Section 9. No Other Rights. The Series 6 Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Corporation’s Restated Certificate of Incorporation or as otherwise required by law.
     Section 10. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series 6 Preferred Stock and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section 3 hereof) of Series 6 Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal or state regulatory or banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.